EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111044 and No. 333-111043) of Distributed Energy Systems Corp. of our report dated February 24, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Hartford, CT

March 12, 2004